EXHIBIT 99.1

F & M Bank Corp.---News and Financials

F & M BANK CORP. ANNOUNCES THIRD QUARTER EARNINGS AND DIVIDEND

CONTACT: Carrie Comer, EVP/Chief Financial Officer	540-896-1705 or ccomer@fmbankva.com

TIMBERVILLE, VA—October 28, 2021—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank today reported net income available to common shareholders of $2.2 million and diluted earnings per common share of $0.68 for the quarter ending September 30, 2021.

Selected financial highlights include:

•	Net income of $2.2 million for the quarter ended September 30, 2021, and $9.2 million year to date.
•	Net interest margin of 2.95% for the quarter ended September 20, 2021, and 3.15% year to date.
•	Total deposits increased $74.9 million and $236.7 million, respectively for the quarter and for the trailing 12 months as the bank continues to grow our composition of DDA accounts and decrease balances of Time Deposits.
•	Total loans increased $7.5 million (1.18%) and $34.7 (5.69%) million, respectively for the quarter and for the trailing 12 months (excluding PPP loans).
•	Nonperforming assets decreased to 0.46% of total assets at the end of the quarter from 0.68% on 12/31/20.
•	Negative Provision for Loan Losses of $235,000 for the quarter ended June 30, 2021, and $2,210,000 year to date.
•	Allowance for loan losses totaled 1.28% of loans held for investment (1.30% excluding PPP loans).

Balance Sheet

The Company has experienced significant deposit growth during the quarter and the trailing 12 months resulting in growth in our investment portfolio and reduction of debt.

The investment portfolio has grown to a balance of $281 million at the quarter ended September 30, 2021, which reflects growth of $164.1 million since December 31, 2020. The portfolio is a strong mix of U.S. Treasuries, Agencies, Municipals, Corporate bonds and other investments.

Loans held for investment; net of PPP has grown $18.3 million since December 31, 2021. The Agriculture, C&I, CRE and dealer portfolios have experienced growth throughout the quarter and year to date, while the Company has seen a reduction in 1-4 family during this low-rate environment.

The Company prepaid several long-term FHLB borrowings with excess funds to leverage our liquidity and reduce our cost of funds in future periods. Long-term debt has been paid down $11.3 million year to date.

These strategies have positioned F&M for future growth in our current footprint as we continue to evaluate opportunities for expansion into other markets in the future.

Income Statement

Earnings are driven by growth in net interest income, growth in non-interest income due to our subsidiary organizations, improved asset quality and economic conditions and fees earned under the Paycheck Protection Program.

Net interest income reflects year over year growth. As yields on earning assets continue to decline the Company has been able to support net interest income with savings in interest expense and growth in the investment portfolio while seeking opportunities to leverage the growth in liquidity into higher yielding assets.

Noninterest income remained strong in the third quarter at $9.4 million. Year to date this reflects an increase over September 30, 2020, which totaled $9.0 million. Growth is primarily driven by continued high volumes of mortgage originations, growth in our wealth management division, and title division.

Continued improvements in asset quality and economic conditions resulted in the ability to reduce the allowance for loan losses to 1.28% of loans held for investment (1.30% excluding PPP loans) which was accretive to income $2.21 million year to date or $235 thousand in the 3rd quarter.

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The Company processed 1,080 Paycheck Protection Program (“PPP”) & CARES Act loans during 2020 and 2021 totaling $87.1 million. Fees associated with these loans are amortized over the life of the loan or recognized fully when repaid or forgiven. During the quarter ended September 30, 2021, the Company recognized $534,000 PPP fees and $1.89 million year to date.

Mark Hanna, President, commented “We are pleased with September 30, 2021, year to date earnings of $9.2 million. We continue to see strong performance from our mortgage, title, and wealth management divisions as reflected in our strong noninterest income. Loan growth in Agriculture, C&I, CRE, and Dealer have driven our results in a generally tepid lending environment. As reflected in our deposit growth of 50% over the last 18-24 months, F&M continues to gain relationships in our legacy and new markets adding to an already highly liquid balance sheet as the bank implements strategic solutions to leverage these assets.”

On October 21, 2021, our Board of Directors declared a second quarter dividend of $.26 per share to common shareholders. Based on our most recent trade price of $28.85 per share this constitutes a 3.60% yield on an annualized basis. The dividend will be paid on November 29, 2021, to shareholders of record as of November 14, 2021.”

On September 1, 2021, the Company gave notice to our Preferred shareholders that we would redeem all Series A Preferred Stock on October 29, 2021. These transactions will be reflected in fourth quarter financial information.

F & M Bank Corp. is an independent, locally owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s twelve banking offices in Rockingham, Shenandoah, and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA, a loan production office in Winchester, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-1705.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

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F & M Bank Corp.

Key Statistics

	2021				2020
	Q3	Q2	Q1	YTD	Q3	Q2	Q1	YTD
Net Income (000's)	$2,337	$3,220	$3,801	$9,358	$2,207	$ ,626	$1,189	$6,022
Net Income available to Common	$2,272	$3,154	$3,736	$9,162	$2,142	$ ,560	$1,123	$5,825
Earnings per common share - basic	$0.71	$0.98	$1.17	$2.86	$0.67	$0.80	$0.35	$1.82
Earnings per common share - diluted	$0.68	$0.93	$1.11	$2.72	$0.65	$0.76	$0.35	$1.76

Return on Average Assets	0.82%	1.22%	1.56%	1.19%	0.88%	1.17%	0.58%	0.81%
Return on Average Equity	9.29%	13.06%	15.96%	12.80%	9.44%	11.50%	5.23%	8.69%
Dividend Payout Ratio	36.62%	26.53%	22.22%	27.27%	38.81%	32.50%	74.29%	42.86%

Net Interest Margin	2.95%	3.13%	3.44%	3.15%	3.33%	3.55%	3.97%	3.60%
Yield on Average Earning Assets	3.35%	3.56%	3.92%	3.59%	3.94%	4.20%	4.88%	4.31%
Yield on Average Interest Bearing Liabilities	0.57%	0.62%	0.70%	0.63%	0.87%	0.92%	1.27%	1.00%
Net Interest Spread	2.78%	2.94%	3.22%	2.96%	3.07%	3.28%	3.61%	3.31%

Provision for Loan Losses (000's)	$(235)	$(1,250)	$(725)	$(2,210)	$1,000	$800	$1,500	$3,300
Net Charge-offs	$61	$(272)	$45	$(166)	$208	$203	$453	$864
Net Charge-offs as a % of Loans	0.04%	-0.16%	0.03%	-0.03%	0.12%	0.12%	0.30%	0.17%
Non-Performing Loans (000's)	$5,430	$5,532	$5,783	$5,430	$4,254	$4,465	$4,168	$4,254
Non-Performing Loans to Total Assets	0.46%	0.50%	0.57%	0.46%	0.42%	0.45%	0.50%	0.42%
Non-Performing Assets (000's)	$5,430	$5,532	$5,783	$5,430	$4,420	$5,625	$5,504	$4,420
Non-Performing Assets to Assets	0.46%	0.50%	0.57%	0.46%	0.44%	0.57%	0.66%	0.44%

Efficiency Ratio	75.99%	76.07%	68.00%	73.33%	65.35%	65.33%	70.51%	66.94%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

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F & M Bank Corp.

Financial Highlights

	For Nine Months Ended September 30,
INCOME STATEMENT	Unaudited 2021	Audited 2020
Interest and Dividend Income	$26,620,575	$27,280,319
Interest Expense	3,225,595	4,515,221
Net Interest Income	23,394,980	22,765,098
Non-Interest Income	9,396,570	9,016,182
Provision for Loan Losses	(2,210,000)	3,300,000
Impairment of long lived assets	171,109	19,193
Other Non-Interest Expenses	24,459,938	21,788,981
Income Before Income Taxes	10,370,503	6,673,106
Provision for Income Taxes	1,012,474	545,418
Less Minority Interest (Income)/Loss	-	(105,193)
Net Income	$9,358,029	$6,022,495
Dividend on preferred stock	196,344	197,194
Net Income available to common shareholders	$9,161,685	$5,825,301
Average Common Shares Outstanding	3,210,577	3,197,718
Net Income Per Common Share	2.86	1.82
Dividends Declared	.78	.78

BALANCE SHEET	Unaudited September 30, 2021	Audited September 30, 2020
Cash and Due from Banks	$12,024,076	$14,504,566
Interest Bearing Bank Deposits	2,887,093	1,237,866
Federal Funds Sold	165,666,000	73,407,000
Loans Held for Sale	3,610,269	88,038,925
Loans Held for Investment	655,830,788	672,524,536
Less Allowance for Loan Losses	(8,430,992)	(10,825,739)
Net Loans Held for Investment	647,399,796	661,698,797
Securities	280,995,364	118,888,764
Other Assets	58,076,497	57,647,889
Total Assets	$1,170,659,095	$1,015,423,807

Deposits	$1,030,291,684	$793,535,570
Long Term Debt	21,763,989	106,510,013
Other Liabilities	16,925,436	21,698,045
Total Liabilities	1,068,981,109	921,743,628
Preferred Stock	4,558,298	4,591,623
Common Equity	97,119,688	89,088,179
Stockholders’ Equity	101,677,986	93,680,179
Total Liabilities and Stockholders’ Equity	$1,170,659,095	$1,015,423,807
Book Value Per Common Share	$30.24	$27.85
Tangible Book Value Per Common Share	$30.44	$27.84

SOURCE:	F & M Bank Corp.
CONTACT:	Carrie Comer EVP/Chief Financial Officer 540-896-1705 or ccomer@fmbankva.com

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